Exhibit 1.11

PRESS RELEASE

DETAILS REGARDING ATTENDANCE TO THE ORDINARY AND
EXTRAORDINARY SHAREHOLDERS’ MEETING OF DAVIDE CAMPARI-MILANO
S.P.A CONVENED ON 27 MARCH 2020

Milan, 19 March 2020 – In the light of the recent regulations aimed at mitigating the spread of the COVID-19 outbreak and in particular article 106 of Decree Law no. 18 of 17 March 2020, so called “Cura Italia”, Davide Campari-Milano S.p.A. (the ‘Company’ or ‘Campari’) strongly encourages its shareholders to attend the Ordinary and Extraordinary Shareholders’ meeting convened on 27 March 2020 via the Company's representative appointed pursuant to art. 135-undecies of the Legislative Decree no. 58 of 24 February 1998.

As set out in the notice of shareholders’ meeting published on 19 February 2020, the Company has appointed Computershare S.p.A. as Company’s representative to whom each shareholder entitled to attend the Ordinary and Extraordinary Shareholders’ meeting is now encouraged to send its proxy with voting instructions on each item on the agenda, using the form available on Campari website (https://www.camparigroup.com/en/investor/agm) and following the instructions set out therein. Such proxy form shall be delivered by 25 March 2020.

The strong restrictions on the freedom of movement and assembly on the national territory introduced by the measures of the Presidency of the Council of Ministers after the serious health emergency, particularly in Lombardia, make it appropriate to use the abovementioned proxy, so that shareholders can express their voting rights in accordance with the procedures provided by law and without exposing themselves and the others to personal risks. The shareholders’ meeting will in any case take place in accordance with the health regulations currently in force.

FOR FURTHER INFORMATION
Investor Relations
Email: investor.relations@campari.com
Tel. +39 02 6225 330